Exhibit (c) 1


GPU News Release
January 19, 2001



                       GPU Energy Files Response to PaPUC

           Company Seeks Relief from Provider of Last Resort Burdens,
                           Cites California Situation


MORRISTOWN, NJ -- January 19, 2001 -- GPU Energy today asked the Pennsylvania Public Utility Commission to defer for future collection energy costs in excess of those covered by its existing rates. The company sought this interim relief in its response to motions by three intervenors that sought to dismiss without a hearing GPU Energy's petition seeking changes with respect to its "Provider of Last Resort" (PLR) obligations.

GPU Energy cited the fact that customers who shopped for new electricity suppliers under the state's "Customer Choice" program began returning to the company in February of 2000 and are doing so again this winter, resulting in an increased load of 175 megawatts. Under the rules established under the state's energy restructuring plan, the company is required to purchase electricity in the open market at prices substantially higher than prices it is permitted to charge its customers.

The company said that the California experience demonstrates that substantial impairment of earnings and a substantial loss of cash flow will most assuredly follow if wholesale supply costs continue to skyrocket out of control. In order to avoid a similar situation in Pennsylvania, a reasonable deferral mechanism should be established before these financial impacts substantially deteriorate the company's financial health.

GPU Energy said that its latest estimates show a 2001 supply loss of approximately $145 million (pre-tax) not including any further returning load or further capacity cost increases at PJM, the region's power pool. The company said the $145 million is an increase in its earlier estimated supply loss of $82.4 million (pre-tax). If all shopping customers were to return for the full year, supply losses could be as high as $250 million (pre-tax), the company said.



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GPU,  Inc.,  headquartered  in  Morristown,  NJ, is a registered  public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies -- GPU Energy in the US, GPU Power UK in England, and Emdersa in Argentina. It serves an additional 1.4 million customers indirectly through GPU GasNet, its gas transmission subsidiary in Australia. The company's independent power project business units own interests in and operate eight projects in five countries. GPU's 1999 revenues were $4.8 billion and its total assets were $21.7 billion. GPU's other subsidiaries include MYR Group Inc., GPU Advanced Resources, Inc., GPU Nuclear, Inc., GPU Service, Inc. and GPU Telcom Services, Inc.



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Contact:

GPU Energy -

      Jeff Dennard - Cell #: 201-274-6146
                     Office #: 973-401-8333





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